Exhibit 10.1

Translation of Cooperation Agreement

This is a translation of the original agreement executed in Chinese. In the event of any discrepancy between this English translation and the Chinese original, the Chinese version shall prevail.

Recitals:

1.	Mengzhou Enbowei Automobile Technology Co., Ltd. (“Enbowei”) owns the rights to use facilities, equipment, and plants related to vehicle and battery pack production. It also holds the filing for micro electric vehicle production and possesses complete vehicle manufacturing qualifications.

2.	Shandong Maolin Sida Automobile Co., Ltd. (“Maolin Sida”) owns intellectual property rights for various vehicle models, engineering and technical documentation, and a complete management and operation team for vehicle production.

3.	Phoenix Motor Inc. (“Phoenix”), a well-known American electric vehicle developer and a pioneer in global commercial EVs, intends to integrate Chinese technical and manufacturing resources and rapidly form a fully integrated automotive company covering R&D, engineering, production, sales, and after-sales via cash investment. Based on the resources of Enbowei and Maolin Sida, Phoenix plans to establish a wholly-owned project company in Mengzhou, Henan, which will engage in production, sales, R&D, financing, and other business activities.

4.	GU LEI, Liu Shichao, and Li Xiaowen jointly hold 100% equity of Enbowei. After Phoenix’s investment in Mengzhou, these shareholders (“Shareholders”) are willing to transfer part of their equity in Enbowei.

Pursuant to the PRC Civil Code and related regulations, the parties agree as follows:

Article I – Investment Structure

1.1 Phoenix will establish a new wholly-owned subsidiary in Mengzhou (“Project Company”) with a registered capital of RMB 20 million. The capital will be injected in stages as needed, subject to approval.

1.2 Maolin Sida will provide base vehicle models (LV, QV) and license the Project Company to manufacture and sell them domestically.

1.3 Enbowei shall ensure the Project Company can use its production facilities (plants, equipment, and infrastructure) free of charge. Operating costs will be borne by the Project Company.

Article II – Licensing Terms by Maolin Sida

2.1 After actual operations commence, Maolin Sida will license the use of LV, QV, and other base models to the Project Company for a term of ten years.

2.2 License fees shall be tiered from the third calendar year:

●	Up to 10,000 units: 3% of BOM cost per vehicle.

●	10,001–30,000 units: 2% of BOM cost.

●	Over 30,000 units: 1% of BOM cost.

2.3 No license fee is due in the first and second calendar years; only 50% due in the third and fourth years; full fees apply from the fifth year onward.

2.4 Fees are calculated and paid quarterly based on cumulative production.

Article III – Use of Enbowei’s Facilities

3.1 Enbowei shall coordinate to allow the Project Company to use its production-related facilities free of charge for ten years. The Project Company shall bear related operational costs. Upon expiry, the term may be extended by five years upon negotiation.

3.2 Equipment or intellectual property developed or modified for production shall belong to the Project Company.

3.3 Enbowei promises to pass on any local government tax incentives it receives in Mengzhou to the Project Company in full.

Article IV – Share Transfer by Shareholders

4.1 If the Project Company has been in operation for over 5 years but less than 10 years, and if needed, Phoenix may acquire 51% of Enbowei’s equity from the Shareholders at a nominal price of RMB 1 (detailed terms to be agreed separately).

Article V – Management and Operations

5.1 The articles of association of the Project Company shall be drafted under Phoenix’s leadership with Maolin Sida’s participation.

5.2 A new operations team will be formed by Phoenix, Maolin Sida, and Enbowei. Management appointments will be made by the Project Company.

5.3 Up to 10 personnel from Maolin Sida will be employed by the Project Company.

5.4 Initially (prior to production of the first model), Maolin Sida’s personnel will lead preparations. Phoenix will assign someone to oversee financial control. Adjustments will be made as needed later.

5.5 The Project Company will agree on annual KPIs with shareholders and implement incentive plans executed by management.

Article VI – Confidentiality

6.1 Without written consent, no party may disclose any commercial secrets or information obtained during performance of the agreement, including the agreement itself, unless legally required.

6.2 This clause remains in effect regardless of whether the agreement is signed, amended, terminated, or dissolved, until the information no longer requires protection. The breaching party will be liable for all losses arising from breach of confidentiality.

Article VII – Termination

If the Project Company does not commence actual operations within three months of establishment, this agreement shall automatically terminate.

Article VIII – Dispute Resolution

This agreement shall be governed by the laws of the People’s Republic of China. Any disputes shall first be resolved through friendly consultation. If not resolved, the compliant party may bring a lawsuit in the People’s Court where the Project is located.

Article IX – Miscellaneous

9.1 Matters not covered shall be supplemented by additional agreements signed by all parties, which shall carry the same legal effect.

9.2 This agreement is effective upon signature or seal by authorized or legal representatives of all parties.

9.3 This agreement is made in six copies, with each party holding two.

Phoenix Motor Inc.

Address:

Legal Representative or authorized representative: Xiaofeng Peng

Date: June 26, 2025

Shandong Maolin Sida Automobile Co., Ltd.

Address:

Legal Representative or authorized representative: GU LEI

Date: June 26, 2025

Mengzhou Enbowei Automobile Technology Co., Ltd.

Address:

Legal Representative or authorized representative: GU LEI

Date: June 26, 2025

Shareholders: GU LEI, Liu Shichao, Li Xiaowen

Address:

Legal Representative or authorized representative: GU LEI

Date: June 26, 2025